UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SCIENTIFIC-ATLANTA, INC.

(Exact name of registrant as specified in its charter)

Georgia	58-0612397
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

5030 Sugarloaf Parkway Lawrenceville, Georgia	30044
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General instruction A.(c), check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Preferred Stock Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

None

(Title of Class)

EXPLANATORY NOTE

Scientific-Atlanta, Inc. (the “Company”) hereby amends and updates certain information in Items 1 and 2 of its Registration Statement on Form 8-A filed on April 2, 1997.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

On November 18, 2005, the Company entered into that certain Second Amendment to Rights Agreement (the “Second Amendment”), dated as of November 18, 2005, with The Bank of New York (the “Rights Agent”) amending certain provisions of the Rights Agreement, dated as of February 23, 1997, by and between the Company and the Rights Agent (as amended, the “Rights Agreement”).

The Second Amendment renders the Rights Agreement inapplicable to Cisco Systems, Inc. (“Cisco”) and Columbus Acquisition Corp. (“Columbus”) solely as a result of (i) the approval, execution or delivery of the Agreement and Plan of Merger, dated as of November 18, 2005, by and among the Company, Cisco and Columbus (the “Merger Agreement”), (ii) the approval, execution or delivery of the Voting Agreements (as defined in the Merger Agreement), (iii) the public or other announcement of the Merger Agreement, the Voting Agreements or the transactions contemplated thereby, (iv) the consummation of the Merger or (v) the consummation of any other transaction contemplated by the Merger Agreement or the Voting Agreements. The Second Amendment also provides that the Rights Agreement shall expire immediately prior to the Effective Time (as defined in the Merger Agreement), if the Rights Agreement has not otherwise terminated. These provisions shall be null and void if the Merger Agreement is terminated.

The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the Second Amendment, a copy of which is filed as Exhibit 4.3 hereto and is incorporated herein by reference.

Item 2. Exhibits.

Exhibit Number	Description

3.1	Composite Statement of Amended and Restated Articles of Incorporation of Scientific-Atlanta, Inc. (incorporated by reference to Exhibit 3(a) to Scientific-Atlanta’s Annual Report on Form 10-K for the fiscal year ended June 27, 1997).

3.2	By-laws of Scientific-Atlanta (incorporated by reference to Exhibit 3 to Scientific-Atlanta’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 27, 2002).

4.1	Rights Agreement, dated as of February 23, 1997, by and between Scientific-Atlanta, Inc. and The Bank of New York, as Rights Agent, which includes as Exhibit A Preferences and Rights of Series A Junior Participating Preferred Stock and as Exhibit B thereto the Form of Rights Certificate (incorporated by reference to Scientific-Atlanta’s Registration Statement on Form 8-A dated April 7, 1997).

4.2	First Amendment to Rights Agreement, dated as of February 12, 2004, by and between Scientific-Atlanta, Inc. and The Bank of New York, as Rights Agent (incorporated by reference to Exhibit 4.1 to Scientific-Atlanta’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 2, 2004).

4.3	Second Amendment to Rights Agreement, dated as of November 18, 2005, by and between Scientific-Atlanta, Inc. and The Bank of New York, as Rights Agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 21, 2005	SCIENTIFIC-ATLANTA, INC.

	By:	/S/ STEVEN D. BOYD
	Name:	Steven D. Boyd
	Title:	Senior Vice President, Corporate Controller and Principal Accounting Officer